                                                                    EXHIBIT 99.1
For immediate release

Contacts:    Jane Ostrander
             Media Relations
             847 482-5607
             jane.ostrander@tenneco-automotive.com

             Leslie Cleveland Hague
             Investor Relations
             847 482-5042
             lchague@tenneco-automotive.com


  TENNECO AUTOMOTIVE 2001 SECOND QUARTER RESULTS EXCEED ANALYSTS' EXPECTATIONS

- Company reports net income of $10 million (excluding restructuring costs), or 26 cents per diluted share, on reduced revenues of $925 million;
- Working capital as a percent of sales improves to 13.6 percent from 15.9 percent;
- SGA&E overhead expense decreases from 13.4 percent to 11.6 percent of sales;
- Company sees margin improvements in North American and European aftermarket businesses.

LAKE FOREST, ILLINOIS, JULY 24, 2001 - Tenneco Automotive (NYSE: TEN) announced net income of $10 million, or 26-cents per diluted share, for the second quarter of 2001, compared with net income of $15 million, or 42-cents per share, in the second quarter of 2000. The results exclude pre-tax restructuring costs of $10 million, or 20-cents per diluted share, primarily related to closing a ride control production line in North America. Including restructuring charges, Tenneco Automotive reported second quarter 2001 net income of $2 million, or 6-cents per diluted share.

The company reported revenue for the quarter of $925 million, down 2 percent compared with $942 million in the second quarter of 2000. Adjusted for pass-through sales for catalytic converters, revenues declined 9 percent. EBITDA, before pre-tax restructuring costs, for the quarter was $96 million, compared with $105 million the previous year, a 9 percent decline.

 "We are pleased that we exceeded the financial community's expectations, and with our progress this quarter, particularly in improving cash management and reducing costs. We are encouraged by working capital improvements and strengthening margins in the aftermarket in spite of lower sales volumes," said Mark P. Frissora, chairman and CEO, Tenneco Automotive. "These improvements reflect our process approach to managing our businesses and our aggressive efforts to focus on the areas we can control."

The company's revenue and profitability continue to be negatively impacted by depressed conditions in the North American original equipment and heavy-duty market, and in the global aftermarket. Currency fluctuations in Europe, South America, and Australia are also having a negative effect on the company's financial performance.

"While we saw some positive results this quarter, we remain cautious about the remainder of the year," Frissora said. "We continue to face uncertainty in the global economy, including currency translation issues and questions regarding the level of original equipment sales and production volumes in Europe and North America. Economists' predictions for a near-term slowdown in Europe, slower than expected recovery in the U.S. economy, and significant risks in emerging market economies such as Argentina suggest that Wall Street expectations for the industry in the second half of the year are too optimistic."

The company reported the following geographical results:

NORTH AMERICA
North American original equipment revenue declined 6 percent during the quarter to $350 million versus $373 million in the second quarter of 2000. Excluding pass-through sales, revenue was down 14 percent. North American aftermarket revenue decreased 10 percent to $143 million from $159 million in the previous year.

North American EBIT declined to $30 million compared with $40 million in the second quarter of 2000. EBIT was primarily impacted by lower production volumes in the original equipment and heavy-duty businesses, which offset aftermarket margin improvements due to higher pricing and SGA&E reductions.

EUROPE
The company continues to report increases in European original equipment revenue with $259 million for the quarter, a 22 percent increase over second quarter 2000 revenues of $213 million. Excluding pass-through sales, revenue increased 4 percent. European aftermarket revenue declined 19 percent to $88 million versus $109 million in the second quarter of 2000.

European EBIT was $22 million for the quarter, compared with $23 million reported in the second quarter of 2000. The results were impacted by lower aftermarket volumes, which offset original equipment volume increases, higher aftermarket pricing and reduced SGA&E.

European currency fluctuations in the second quarter had a negative impact on the company's results, lowering European revenue by $27 million and European EBIT by $2 million.

REST OF WORLD
The company's Australian operations reported revenue of $27 million for the quarter, down from $33 million reported in the second quarter of 2000. Revenue for the quarter would have only decreased by $2 million year-over-year if currency exchange rates had been the same in the second quarter of 2001 as in the second quarter of 2000.

In South America, the company launched several new original equipment programs, which contributed to revenue of $37 million during the quarter, compared with second quarter 2000 revenue for the region of $40 million. Currency devaluations drove this decrease.

Revenue from the company's Asian operations grew 40 percent to $21 million from $15 million in the second quarter of 2000, driven primarily by growing original equipment business in China.

Combined EBIT for Australia, South America, and Asia was $5 million, even with the previous year. The results were impacted by original equipment volume increases in South America and China, offset by negative currency issues.

GROWTH INITIATIVES
In addition to following through on its cost reduction and cash flow improvement plans, Tenneco Automotive continues to strengthen its core businesses, primarily through leveraging strategic alliance relationships and commercializing the most promising advanced technologies to grow its original equipment business and bolster its premium mix position in the aftermarket. Recent examples of this include winning the Sears ride control business, which will focus on sales of the premium Monroe Sensa-Trac line at the more than 1,000 Sears Auto Centers and National Tire and Battery outlets in the United States; capturing new heavy and medium-duty commercial truck exhaust business in Europe with advanced technology products that meet Euro IV and Euro V emissions regulations; and pursuing strategic alliances with Futaba Industrial Co. and Tokico Ltd. to design, manufacture and market emission control and ride control products and systems, respectively, for Japan-based original equipment manufacturers' global platforms.

 "We believe we have positioned Tenneco Automotive to more effectively perform in what continues to be an extremely challenging and volatile environment," Frissora said. "We are continuing our efforts to reduce costs, improve productivity, and optimize our global footprint, while growing the top line and transforming Tenneco Automotive into a more process driven organization. I'm encouraged by the new opportunities our senior management team is uncovering for improving the future profitability of this business."

The following exhibits provide additional information on Tenneco Automotive's second quarter 2001 operating results.

The company will host a conference call on July 24, 2001 at 10:30 a.m. EDT. The dial in number is 888-942-8132 domestic or 1-212-287-1616 international. Pass code is Tenneco Auto. A recording of this call will be available from 1:00 p.m. EDT on July 24 through July 31, 2001. To access this recording, dial 888-568-0440 domestic or 402-530-7973 international and enter passcode 8400. The call will also be available on Tenneco-Automotive's web site at www.tenneco-automotive.com.

Tenneco Automotive is a $3.5 billion manufacturing company headquartered in Lake Forest, Ill., with 23,000 employees worldwide. Tenneco Automotive is one of the world's largest producers and marketers of ride control and exhaust systems and products, which are sold under the Monroe(R) and Walker (R) global brand names. Among its products are Sensa-Trac(R) and Reflex(TM) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(TM) mufflers and DynoMax(TM) performance exhaust products, and Monroe(R) Clevite(TM) vibration control components.

This press release contains forward-looking statements. Words such as "believe", "continues", "remain", "encouraged" and similar expressions identify these forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are:
(i) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate, including currency fluctuations and other risks associated with operating in foreign countries;
(ii) governmental actions, including the ability to receive regulatory approvals and the timing of such approvals; (iii) changes in capital availability or costs, including increases in the company's costs of borrowing (i.e., interest rate increases); (iv) changes in automotive manufacturers' production rates and their actual and forecasted requirements for the company's products, including the company's resultant inability to realize the sales represented by its awarded book of business; (v) changes in consumer demand and prices, including decreases in demand for automobiles which include the company's products, and the potential negative impact on the company's revenues and margins from such products; (vi) the cost of compliance with changes in regulations, including environmental regulations; (vii) workforce factors such as strikes or labor interruptions; (viii) material substitutions and increases in the costs of raw materials; (ix) the company's ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans; (x) the company's ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company's customers; (xi) further changes in the distribution channels for the company's aftermarket products, and further consolidations among automotive parts customers and suppliers; (xii) changes by the Financing Accounting Standards Board or other accounting regulatory bodies of authoritative generally accepted accounting principles or policies; and (xiii) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.



                                       ###

             TENNECO AUTOMOTIVE INC. CONSOLIDATED EARNINGS RESULTS
                                   Unaudited
                          THREE MONTHS ENDED JUNE 30,


                                                                2001           2000
                                                               ------         ------
Net sales and operating revenues:                              $  925         $  942(b)
                                                               ======         ======
Costs and Expenses
   Cost of Sales (exclusive of depreciation shown below)          732(a)         712
   Engineering, Research and Development                           12             15
   Selling, General and Administrative                             95            111(b)
   Depreciation and Amortization                                   39             37
                                                               ------         ------
          Total Costs and Expenses                                878            875
                                                               ======         ======
Other Income (Loss)                                                 -              1
                                                               ======         ======

Operating Income (Loss)
   North America                                                   20(a)          40
   Europe                                                          22             23
   Rest of World                                                    5              5
   Other                                                            -              -
                                                               ------         ------
                                                                   47             68
Less:
   Interest expense (net of
     interest capitalized)                                         43             48
   Income tax expense (benefit)                                     1              5
   Minority interest                                                1              -
                                                               ------         ------
Net income (loss)                                                   2             15
                                                               ======         ======
Average common shares outstanding:
   Basic                                                         37.4           34.4
                                                               ======         ======
   Diluted                                                       37.6           34.6
                                                               ======         ======

Earnings (loss) per share of common
   stock:
   Basic-                                                      $ 0.06         $ 0.42
                                                               ======         ======
   Diluted-                                                    $ 0.06         $ 0.42
                                                               ======         ======

(a) Includes restructuring related costs of $10 million pre-tax, $8 million after-tax or $0.20 per share. The costs are recorded in Cost of Sales. Geographically, the $10 million is recorded in North America.

(b) Pursuant to EITF Issue No. 00-14, Accounting for Certain Sales Incentives, some incentives that were previously recorded in SG&A are now classified as a reduction in revenues. Results for 2000 were reclassified accordingly, with net sales and SG&A each reduced by $6 million with no impact on income.

             TENNECO AUTOMOTIVE INC. CONSOLIDATED EARNINGS RESULTS
                                   Unaudited
                           SIX MONTHS ENDED JUNE 30,


                                                            2001                   2000
                                                           ------                 ------
Net sales and operating revenues:                          $1,789                 $1,820(d)
                                                           ======                 ======
Costs and Expenses
   Cost of Sales (exclusive of depreciation shown below)    1,438(a)(b)            1,384
   Engineering, Research and Development                       25                     30
   Selling, General and Administrative                        196(a)(c)              217(d)
   Depreciation and Amortization                               76                     76
                                                           ------                 ------
          Total Costs and Expenses                          1,735                  1,707
                                                           ======                 ======
Other Income (Loss)                                            (1)                     2
                                                           ======                 ======
Operating Income (Loss)
   North America                                               17(a)(b)(c)            74
   Europe                                                      30(a)(b)(c)            34
   Rest of World                                                6(a)(b)                7
   Other                                                        -                      -
                                                           ------                 ------
                                                               53                    115
Less:
   Interest expense (net of
     interest capitalized)                                     90                     93
   Income tax expense (benefit)                                (9)                     4
   Minority interest                                            1                      2
                                                           ------                 ------
Net income (loss)                                          $  (29)                $   16
                                                           ======                 ======
Average common shares outstanding:
   Basic                                                     37.0                   34.1
                                                           ======                 ======
   Diluted                                                   37.2                   34.3
                                                           ======                 ======
Earnings (loss) per share of common
   stock:
   Basic-                                                  $(0.77)                $ 0.45
                                                           ======                 ======
   Diluted-                                                $(0.77)                $ 0.45
                                                           ======                 ======

(a) Includes restructuring and other charges of $22 million pre-tax, $17 million after-tax or $0.44 per share. Of the charge, $10 million is recorded in SG&A and the remaining $12 million is in cost of sales. Geographically, $18 million is recorded in North America, $2 million in Europe and $2 million in Rest of World.

(b) Includes environmental charges of $6 million pre-tax, $5 million after-tax or $0.12 per share. The entire charge is recorded in cost of sales. Geographically, $5 million is recorded in Europe and $1 million is in North America.

(c) Includes costs associated with the renegotiation of senior debt of $2 million pre-tax, $2 million after-tax or $0.05 per share. The entire charge is recorded in SG&A. Geographically, $1 million is recorded in both North America and Europe.

(d) Pursuant to EITF Issue No. 00-14, Accounting for Certain Sales Incentives, some incentives that were previously recorded in SG&A are now classified as a reduction in revenues. Results for 2000 were reclassified accordingly, with net sales and SG&A each reduced by $10 million with no impact on income.

             Tenneco Automotive Inc. and Consolidated Subsidiaries
                                 Balance Sheet
                                  (Unaudited)
                                   (Millions)


                                                 JUNE 30, 2001   DECEMBER 2000
                                                    ACTUAL          ACTUAL
                                                 -------------   -------------

 ASSETS

    CASH AND TEMPORARY CASH INVESTMENTS                 70            35

    RECEIVABLES, Net                                   519           487

    INVENTORIES                                        369           422

    OTHER CURRENT ASSETS                               178           165

    TOTAL CURRENT ASSETS                             1,136         1,109

    INVESTMENTS AND OTHER ASSETS                       768           772

    PLANT, PROPERTY, AND EQUIPMENT, NET                941         1,005
                                                    ------        ------
    TOTAL ASSETS                                    $2,845        $2,886
                                                    ======        ======

LIABILITIES AND SHAREOWNERS' EQUITY

    SHORT-TERM DEBT                                    208            92

    ACCOUNTS PAYABLE                                   462           464

    ACCRUED TAXES                                       16            16

    ACCRUED INTEREST                                    31            35

    OTHER CURRENT LIABILITIES                          198           202

    LONG-TERM DEBT                                   1,382         1,435

    DEFERRED INCOME TAXES                              133           144

    DEFERRED CREDITS AND OTHER LIABILITIES             157           154

    MINORITY INTEREST                                   15            14

    TOTAL SHAREOWNERS' EQUITY                          243           330
                                                    ------        ------
    TOTAL LIABILITIES AND SHAREOWNERS' EQUITY       $2,845        $2,886
                                                    ======        ======

    DEBT TO CAPITALIZATION RATIO                      86.0%         81.6%
                                                    ======        ======

                                 EXTERNAL BASIS
              TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                             STATEMENT OF CASH FLOWS
                                   (Millions)


                                                                                 SIX MONTHS ENDED
                                                                                     JUNE 30,
                                                                                 ----------------
                                                                                 2001       2000
                                                                                 -----      -----
Operating activities:
  Income (loss) from continuing operations                                       $ (29)     $  16
  Adjustments to reconcile income (loss) from continuing
   operations to net cash provided (used) by
   operating activities -
    Depreciation and amortization                                                   75         76
    Deferred income taxes                                                          (23)        (2)
    (Gain)/loss on sale of businesses and assets, net                                3          1
    Changes in components of working capital -
      (Inc.)/dec. in receivables                                                   (61)      (106)
      (Inc.)/dec. in inventories                                                    28          8
      (Inc.)/dec. in prepayments and other current assets                          (20)        (8)
      Inc./(dec.) in payables                                                       15         95
      Inc./(dec.) in taxes accrued                                                   1        (14)
      Inc./(dec.) in interest accrued                                               (4)         3
      Inc./(dec.) in other current liabilities                                      12        (12)
    Other                                                                            9         (5)
                                                                                 -----      -----
Net cash provided (used) by operating activities                                     6         52
                                                                                 -----      -----

Investing activities:
  Net proceeds from sale of assets                                                   1          5
  Expenditures for plant, property & equipment                                     (47)       (67)
  Investments and other                                                             (2)        (6)
                                                                                 -----      -----
Net cash provided (used) by investing activities                                   (48)       (68)
                                                                                 -----      -----

Net Cash provided (used) before financing activities - continuing operations       (42)       (16)

Financing activities:
  Issuance of common and treasury shares                                             5          9
  Proceeds from subsidiary equity issuance                                           -          1
  Issuance of long-term debt                                                         -          1
  Retirement of long-term debt                                                      (8)        (1)
  Net inc./(dec.) in short-term debt excluding current
   maturities on long-term debt                                                     76        (19)
  Dividends (common)                                                                 -         (4)
                                                                                 -----      -----
Net cash provided (used) by financing activities                                    73        (13)
                                                                                 -----      -----

Effect of foreign exchange rate changes on cash and
 temporary cash investments                                                          4         (4)
                                                                                 -----      -----

Inc./(dec.) in cash and temporary cash investments                                  35        (33)
Cash and temporary cash investments, January 1                                      35         84
                                                                                 -----      -----
Cash and temporary cash investments, June 30                                     $  70      $  51
                                                                                 =====      =====

Cash paid during the period for interest                                         $  93      $  91
Cash paid during the period for income taxes                                     $  19      $  24